2834 Colorado Avenue, Suite 100

Santa Monica, CA 90404

December 9, 2021

Jeffrey D. Lawrence

Dear Jeff:

This letter sets forth the transition agreement (the “Agreement”) that FIGS, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Transition. Your final day of employment will be December 24, 2021 (the “Transition Date”).
2.
Accrued Salary and Paid Time Off. On the Transition Date, the Company will pay you all accrued salary, and all accrued and unused paid time off earned through the Transition Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
3.
Transition Benefits. If you: (i) execute this Agreement; (ii) execute the general release of claims in the form attached hereto as Exhibit A (the “Release”) to the Company on or within sixty (60) days after the Transition Date and do not revoke such Release during the seven (7) days thereafter; and (iii) comply with all of your legal and contractual obligations to the Company (including pursuant to your Employee Confidential Information and Assignment Agreement), then the Company will provide you with the following benefits (the “Transition Benefits”):
i.
An amount equal to twelve (12) months of your current base salary, less all applicable withholdings and deductions (the “Salary Continuation”), paid over the twelve (12) month period beginning on the Transition Date. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Transition Date. On the sixtieth (60th) day following your Transition Date, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day in compliance with Code Section 409A and the effectiveness of the Release, with the balance of the Salary Continuation being paid as originally scheduled.
ii.
If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following your Transition Date, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the Transition Date until the earliest of (A) the close of the twelve (12) month period following the Transition Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Jeffrey D. Lawrence

December 9, 2021

4.
Equity. As of the Transition Date, no shares from your December 31, 2020 stock option grant (the “Option Grant”) will have vested. Notwithstanding the foregoing, as consideration for the non-compete and the other related covenants and obligations herein, and subject to your timely execution and non-revocation of the Release, the Company will accelerate the vesting and exercisability of 275,000 shares of the Company’s Class A Common Stock subject to the Option Grant as of the Effective Date (as defined in the Release) of the Release. Under the terms of your stock option agreements and the applicable plan documents, your Option Grant will cease vesting on the Transition Date (except to the extent set forth in the immediately preceding sentence). Your right to exercise any vested shares shall expire on the one-year anniversary of your Transition Date notwithstanding anything to the contrary contained in the stock option agreement evidencing the Option Grant. You acknowledge and agree that the foregoing extension to the exercise period may cause an incentive stock option to be reclassified as a non-qualified stock option, and that you and not the Company shall be solely responsible for any tax consequences relating to such reclassification. All other rights and obligations with respect to your Option Grant will be as set forth in your stock option agreement, grant notice and applicable plan documents. You acknowledge that you have no other vested or unvested equity or equity-based awards covering the Company’s common stock.
5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Transition Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
6.
Expense Reimbursements. You agree that, within ten (10) days after the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.
Return of Company Property. On or within five (5) days after the Transition Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) days after the Transition Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Transition Benefits described above.

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Jeffrey D. Lawrence

December 9, 2021

8.
Exceptions. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent either party (or either party’s attorney(s)) from (i) filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (“Government Agencies”) or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), you acknowledge that (1) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if you file a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If you are required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
9.
Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation in any forum, including but not limited to employee review sites such as Glassdoor or on social media; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company shall instruct the Board and senior management of the Company not to disparage you in any manner likely to be harmful to your business reputation, or personal reputation in any forum; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.
10.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.
Restrictive Covenant. You acknowledge that in the course of your employment as the Company’s Chief Financial Officer, you became familiar with confidential information of the

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Jeffrey D. Lawrence

December 9, 2021

Company and your services have been of special, unique, and extraordinary value to the Company. Therefore, and in exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby agree that for three (3) years after the Transition Date (the “Restrictive Period”), you shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage in, participate with, provide services to, assist, or invest in any Competitive Business. For purposes of this Agreement, the term “Competitive Business” means any company or other entity that designs, manufactures, or sells healthcare apparel and that does business anywhere in the United States.
12.
Non-Solicitation. During the Restrictive Period, you shall not directly or indirectly or through another entity or person: (a) induce or attempt to induce any employee to leave the employ of the Company; or (b) induce or attempt to induce any prior or current customer of the Company, potential customer of the Company who was known to you as a potential customer as of the Transition Date, supplier, licensee, licensor, franchisee, or other business relation of the Company to: (i) reduce or cease doing business with the Company, (ii) to do business with an entity or person other than the Company with respect to the Competitive Business, or (iii) in any way interfere with the relationship between any such customer, potential customer, supplier, licensee, licensor, franchisee, or other business relation and the Company.
13.
Remedies for Violations of Sections 11 and 12.

(a) Injunctive Relief. The parties agree that any breach of your obligations under Sections 11 or 12 of this Agreement would result in irreparable injury to the Company that cannot be adequately or solely measured or compensated by monetary or other legal remedies. Therefore, in the event of a breach of this Agreement by you, the Company shall be entitled to equitable relief, including, but not limited to, preliminary or permanent injunctive relief without the necessity of posting any bond or security. Such equitable relief shall be in addition to any legal remedies that may be available to the Company.

(b) Tolling of Covenants upon Breach. In addition to any other form of equitable or legal relief, in the event that you breach any of the covenants set forth in Sections 11 or 12 of this Agreement, then the Restrictive Period shall be tolled and automatically extended for the period of the breach.

14.
Cooperation in Litigation, Investigations, and Company Business. Without any additional compensation beyond the Transition Benefits, you agree to fully cooperate with the Company in its defense of or other participation in any administrative, judicial, arbitral, investigative, or other proceeding arising from any charge, complaint, audit, or other action that has been or may be filed, or with respect to which the Company may be or become involved, relating to any matter that occurred during your employment with the Company. You further agree to reasonably assist the Company with respect to transition or questions regarding any business matters with which you were involved with for the Company. The Company shall reimburse you for your reasonable business expenses incurred in connection with such cooperation or assistance.
15.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or

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Jeffrey D. Lawrence

December 9, 2021

otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
16.
Confidential Information. You agree that Employee Confidential Information and Invention Assignment Agreement previously signed by you and attached as Exhibit B shall remain in full force and effect.
17.
Certain Provisions. Sections 9 (Section 409A) and 12 (Arbitration) of that certain employment offer letter by and between you and the Company dated December 23, 2020 (the “Offer Letter”) are hereby incorporated by reference and shall apply, mutatis mutandis, to the provisions set forth herein.
18.
Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements or promises, warranties or representations (including the Offer Letter, except as expressly provided in Section 17). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Michigan without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures and signatures transmitted by PDF will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best.

Sincerely,

FIGS, Inc.

By: /s/ Jennifer Jaffe

Jennifer Jaffe

Chief People Officer

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Jeffrey D. Lawrence

December 9, 2021

I have read, understand and agree fully to the foregoing Agreement:

/s/ Jeffrey D. Lawrence

Jeffrey D. Lawrence

Date: December 9, 2021

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Jeffrey D. Lawrence

December 9, 2021

Exhibit A

Release of Claims

1.
General Release. In exchange for the consideration provided to you under that certain Transition Agreement, by and between you and the Company, dated December 24, 2021 (the “Transition Agreement”) to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Release of Claims (collectively, the “Released Claims”, and this Release of Claims, the “Release”).
2.
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, the Michigan Wage and Fringe Benefits Act, the Michigan Whistleblower’s Protection Act, and/or any federal, state, or local law.
3.
Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law or under the bylaws, certificate of incorporation or other similar governing document of the Company; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of the Transition Agreement. In addition, as set forth in Section 8 of the Transition Agreement, nothing in this Release prevents you from filing, cooperating with, or participating in any proceeding before a Governmental Agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Release.
4.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You

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Jeffrey D. Lawrence

December 9, 2021

further acknowledge that you have been advised, as required by the ADEA and the Older Workers’ Benefit Protection Act, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Release; (ii) you should consult with an attorney prior to signing this Release (although you may choose voluntarily not to do so); (iii) you have received at least twenty-one (21) days to consider this Release (although you may choose voluntarily to sign it earlier); (iv) you have taken sufficient time to consider this Release before signing it; (v) you have seven (7) days following the date you sign this Release to revoke it (by providing written notice of your revocation to me at FIGS, Inc., Attn: Catherine Spear, 2834 Colorado Avenue, Suite 100, Santa Monica, CA 90404 to be received by the Company within seven (7) days of execution); and (vi) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after the date that this Release is signed by you provided that you do not revoke it (the “Effective Date”).
5.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

I have read, understand and agree fully to the foregoing Release of Claims:

Jeffrey D. Lawrence

Date:

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Jeffrey D. Lawrence

December 9, 2021

Exhibit B – Employee Confidential Information and Invention Assignment Agreement

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